The information in this pricing supplement is not complete and may be changed. This pricing supplement is not an offer to sell nor does it seek an offer to buy these notes in any state where the offer or sale is not permitted.
Subject to Completion. Dated April 20, 2026.
Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-283969
The Toronto-Dominion Bank $ Fixed Coupon Barrier Notes Linked to the Common Stock of NVIDIA Corporation Due

You will receive on each coupon payment date (expected to be the dates specified under “Summary — Coupon Payment Dates” (to be determined on the pricing date), expected to commence approximately 3 months after the issue date and end on the maturity date (expected to be the 2nd business day after the final valuation date)) a coupon of between $294.00 and $345.00 for each $10,000 principal amount of your notes (between 2.94% and 3.45% quarterly, or up to between 11.76% and 13.80% per annum, to be set on the pricing date). Other than the coupon payments described in the previous sentence, the amount that you will be paid on your notes at maturity is based on the performance of the common stock of NVIDIA Corporation (the reference asset).
The notes will mature on the maturity date. The return on your notes at maturity is based on the closing price of the reference asset on the final valuation date (expected to be approximately 18 months after the pricing date) relative to the initial price. At maturity, in addition to the final coupon payment, for each $10,000 principal amount of your notes:
•	If the final price is equal to or greater than 80.00% of the initial price, you will receive an amount in cash equal to the principal amount of $10,000.
•
If the final price is less than 80.00% of the initial price, you will receive a number of shares of the reference asset (with cash paid in lieu of any fractional share) per note equal to the share delivery amount, which is equal to the quotient of (i) $10,000 divided by (ii) the initial price. The value of the share delivery amount, as of the final valuation date, will be less than 80.00% of the principal amount of your notes.

If the final price is less than 80.00% of the initial price, the return on your notes is expected to be negative and will be based on the percentage decline in the price of the reference asset from the initial price to the final price. In such circumstances, you will lose all or a substantial portion of your investment. Any payments or deliveries on the notes are subject to our credit risk.
The notes are unsecured and are not savings accounts or insured deposits of a bank. The notes are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality of Canada or the United States.The notes will not be listed or displayed on any securities exchange or electronic communications network.
The notes do not guarantee the return of the principal amount and, if the final price is less than 80.00% of the initial price, investors may lose up to their entire investment in the notes.
You should read the disclosure herein to better understand the terms and risks of your investment. See “Additional Risk Factors” beginning on page P-7 of this pricing supplement, “Additional Risk Factors Specific to the Notes” beginning on page PS-7 of the product supplement MLN-ES-ETF-1 dated February 26, 2025, (the “product supplement”) and “Risk Factors” on page 1 of the prospectus dated February 26, 2025 (the “prospectus”).
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined that this pricing supplement, the product supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The initial estimated value of the notes at the time the terms of your notes are set on the pricing date is expected to be between $9,499.00 and $9,799.00 per $10,000 principal amount, which is less than the public offering price listed below. See “Additional Information Regarding the Estimated Value of the Notes” on the following page and “Additional Risk Factors” beginning on page P-7 of this document for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.
	Public Offering Price	Underwriting Discount[1]	Proceeds to TD1
Per Note	$10,000.00	$149.00	$9,851.00
Total	$•	$•	$•
1 See “Supplemental Plan of Distribution (Conflicts of Interest)” herein.

TD Securities (USA) LLC
Pricing Supplement dated              , 2026

The public offering price, underwriting discount and proceeds to TD listed above relate to the notes we issue initially. We may decide to sell additional notes after the date of the final pricing supplement, at public offering prices and with underwriting discounts and proceeds to TD that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the notes will depend in part on the public offering price you pay for such notes.
We, TD Securities (USA) LLC (“TDS”) or any of our affiliates, may use this pricing supplement in the initial sale of the notes. In addition, we, TDS or any of our affiliates may use this pricing supplement in a market-making transaction in a note after its initial sale. Unless we, TDS or any of our affiliates informs the purchaser otherwise in the confirmation of sale, this pricing supplement will be used in a market-making transaction.
Additional Information Regarding the Estimated Value of the Notes
The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Pricing Date, based on prevailing market conditions on the Pricing Date, and will be included in the final pricing supplement. The economic terms of the Notes are based on TD’s internal funding rate (which is TD’s internal borrowing rate based on variables such as market benchmarks and TD’s appetite for borrowing), and several factors, including any sales commissions expected to be paid to TDS, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that TD or any of TD’s affiliates expect to earn in connection with structuring the Notes, the estimated cost TD may incur in hedging its obligations under the Notes and the estimated development and other costs which TD may incur in connection with the Notes. Because TD’s internal funding rate generally represents a discount from the levels at which TD’s benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which TD’s benchmark debt securities trade in the secondary market is expected to have an adverse effect on the economic terms of the Notes. On the cover page of this pricing supplement, TD has provided the initial estimated value range for the Notes. This range of estimated values was determined by reference to TD’s internal pricing models which take into account a number of variables and are based on a number of assumptions, which may or may not materialize, typically including volatility, interest rates (forecasted, current and historical rates), price-sensitivity analysis, time to maturity of the Notes, and TD’s internal funding rate. For more information about the initial estimated value, see “Additional Risk Factors” herein. Because TD’s internal funding rate generally represents a discount from the levels at which TD’s benchmark debt securities trade in the secondary market, the use of an internal funding rate for the Notes rather than the levels at which TD’s benchmark debt securities trade in the secondary market is expected, assuming all other economic terms are held constant, to increase the estimated value of the Notes. For more information see the discussion under “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity — TD’s and TDS’s Estimated Value of the Notes Are Determined By Reference to TD’s Internal Funding Rates and Are Not Determined By Reference to Credit Spreads or the Borrowing Rate TD Would Pay for its Conventional Fixed-Rate Debt Securities”.
TD’s estimated value on the Pricing Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which TDS may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, TDS or another affiliate of TD’s intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which TDS may initially buy or sell the Notes in the secondary market, if any, may exceed TD’s estimated value on the Pricing Date for a temporary period expected to be approximately 3 months after the Pricing Date because, in its discretion, TD may elect to effectively reimburse to investors a portion of the estimated cost of hedging its obligations under the Notes and other costs in connection with the Notes which TD will no longer expect to incur over the term of the Notes. TD made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement TD may have with the distributors of the Notes. The amount of TD’s estimated costs which is effectively reimbursed to investors in this way may not be allocated ratably throughout the reimbursement period, and TD may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Pricing Date of the Notes based on changes in market conditions and other factors that cannot be predicted.
If a party other than TDS or its affiliates is buying or selling your Notes in the secondary market based on its own estimated value of your Notes which was calculated by reference to TD’s credit spreads or the borrowing rate TD would pay for its conventional fixed-rate debt securities (as opposed to TD’s internal funding rate), the price at which such party would buy or sell your Notes could be significantly less.
We urge you to read the “Additional Risk Factors” in this pricing supplement.

TD SECURITIES (USA) LLC	P-2

Summary
The information in this “Summary” section is qualified by the more detailed information set forth in this pricing supplement, the product supplement and the prospectus.
Issuer:	The Toronto-Dominion Bank (“TD”)
Issue:	Senior Debt Securities, Series H
Type of Note:	Fixed Coupon Barrier Notes (the “Notes”)
Term:	Expected to be approximately 18 months.
Reference Asset:	The common stock of NVIDIA Corporation (Bloomberg Ticker: NVDA UW)
CUSIP / ISIN:	89117HBW4 / US89117HBW43
Agent:	TD Securities (USA) LLC (“TDS”)
Currency:	U.S. Dollars
Minimum Investment:	$10,000 and minimum denominations of $10,000 in excess thereof
Principal Amount:
$10,000 per Note; $             in the aggregate for all the offered Notes; the aggregate Principal Amount of the offered Notes may be increased if the Issuer, at its sole option, decides to sell an additional amount of the offered Notes on a date subsequent to the date of the final pricing supplement.

Pricing Date:	[ ]
Issue Date:	Expected to be three Business Days following the Pricing Date.
Final Valuation Date:
Expected to be approximately 18 months following the Pricing Date, subject to postponement for market disruption events and other disruptions, as described under “General Terms of the Notes — Valuation Date(s)” in the product supplement

Maturity Date:
Expected to be two Business Days following the Final Valuation Date, subject to postponement for market disruption events and other disruptions, as described under “General Terms of the Notes — Maturity Date” in the product supplement.

Coupon Payment Dates:
Specified dates that are expected to be approximately 3 months after the Issue Date, approximately 6 months after the Issue Date, approximately 9 months after the Issue Date, approximately 12 months after the Issue Date, approximately 15 months after the Issue Date and the Maturity Date, in each case unless that day is not a Business Day, in which case such Coupon Payment Date will be postponed to the next following Business Day.

Coupon Payment:
On each Coupon Payment Date, for each $10,000 Principal Amount of the Notes, we will pay you an amount in cash equal to between $294.00 and $345.00 (between 2.94% and 3.45% quarterly, or up to between 11.76% and 13.80% per annum (to be determined on the Pricing Date)).
All amounts used in or resulting from any calculation relating to the Coupon Payment will be rounded upward or downward, as appropriate, to the nearest tenth of a cent.

TD SECURITIES (USA) LLC	P-3

Payment at Maturity:
In addition to the final Coupon Payment to be paid on the Maturity Date, the Payment at Maturity, for each $10,000 Principal Amount of your Notes, will be based on the performance of the Reference Asset and will be calculated as follows:
•         if the Final Price is equal to or greater than the Principal Barrier Price, we will pay you an amount in cash equal to $10,000
•        if the Final Price is less than the Principal Barrier Price, we will deliver to you a number of shares of the Reference Asset equal to the Share Delivery Amount
In this case, the value of the Share Delivery Amount, as of the Final Valuation Date, will be less than 80.00% of the Principal Amount of your Notes. If the Final Price is less than the Principal Barrier Price, the return on your Notes is expected to be negative and will be based on the percentage decline in the price of the Reference Asset from the Initial Price to the Final Price. You will lose all or a substantial portion of your investment.
Additionally, in the event that the Final Price is less than the Principal Barrier Price, any decline in the price of the Reference Asset from the Final Valuation Date to the Maturity Date will cause the return on your Notes to be less than the return you would have received had we instead paid you an amount in cash equal to the value of the Share Delivery Amount calculated as of the Final Valuation Date.

Share Delivery Amount:
A number of shares of the Reference Asset equal to the quotient of (i) $10,000 divided by (ii) the Initial Price, rounded to the nearest ten thousandth of one share.
Any fractional share included in the Share Delivery Amount will be paid in cash at an amount equal to the product of the fractional share and the Final Price. For the avoidance of doubt, if the Share Delivery Amount is less than 1.0000, at maturity you will receive an amount in cash per Note, if anything, equal to the product of the Share Delivery Amount and the Final Price.
The Share Delivery Amount is subject to adjustment as described under “Additional Terms of the Notes — Anti-Dilution Adjustments” herein and, to the extent any Share Delivery Amount is owed, if as a result of the occurrence of any such event the Calculation Agent determines that such delivery is prohibited, restricted, impractical or otherwise impaired in full or part, the value of all or the affected portion will be settled by an amount in cash equal to the value thereof, as determined by the Calculation Agent.

Initial Price:	The Closing Price of the Reference Asset on the Pricing Date, subject to adjustment as described under “Additional Terms of the Notes — Anti-Dilution Adjustments” herein.
Final Price:	The Closing Price of the Reference Asset on the Final Valuation Date
Principal Barrier Price:	80.00% of the Initial Price, subject to adjustment as described under “Additional Terms of the Notes — Anti-Dilution Adjustments” herein
Closing Price:
The closing sale price or last reported sale price, regular way, (or, in the case of Nasdaq, the official closing price) for the Reference Asset, on a per-share or other unit basis, on the principal national securities exchange on which the Reference Asset is listed for trading on that day, or, if the Reference Asset is not quoted on any national securities exchange on that day, on any other market system or quotation system that is the primary market for the trading of the Reference Asset.

Business Day:	Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City

TD SECURITIES (USA) LLC	P-4

U.S. Tax Treatment:
By purchasing a Note, each holder agrees, in the absence of a statutory or regulatory change or an  administrative determination or judicial ruling to the contrary, to treat the Notes, for U.S. federal income tax purposes, as consisting of two components for U.S. federal income tax purposes: (1) a non-contingent debt instrument (the “Debt Component”); and (2) a put option contract in respect of the Reference Asset (the “Put Option Component”), allocated as specified herein under “Material U.S. Federal Income Tax Consequences”. Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat the Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as discussed further under “Material U.S. Federal Income Tax Consequences” herein and in the product supplement.

Canadian Tax Treatment:
Please see the discussion herein under “Canadian Taxation”, which applies to the Notes. We will not pay any additional amounts as a result of any withholding required by reason of the rules governing hybrid mismatch arrangements contained in sections 12.7 and 18.4 of the Canadian Tax Act (as defined under “Canadian Taxation” herein), as such rules may be amended from time to time.

Calculation Agent:	TD
Listing:	The Notes will not be listed or displayed on any securities exchange or electronic communications network.
Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg) as described under “Description of the Debt Securities — Forms of the Debt Securities” and “Ownership, Book-Entry Procedures and Settlement” in the prospectus.

Canadian Bail-in:	The Notes are not bail-inable debt securities (as defined in the prospectus) under the Canada Deposit Insurance Corporation Act.
Change in Law Event:	Not applicable, notwithstanding anything to the contrary herein or in the product supplement.
The Pricing Date, the Issue Date, the Coupon Payment Dates, the Final Valuation Date and the Maturity Date are subject to change. These dates will be set forth in the final pricing supplement that will be made available in connection with sales of the Notes.

TD SECURITIES (USA) LLC	P-5

Additional Terms of Your Notes
You should read this pricing supplement together with the prospectus, as supplemented by the product supplement, relating to our Senior Debt Securities, Series H, of which these Notes are a part. Capitalized terms used but not defined in this pricing supplement will have the meanings given to them in the product supplement. In the event of any conflict the following hierarchy will govern: first, this pricing supplement; second, the product supplement; and last, the prospectus. The Notes vary from the terms described in the product supplement in several important ways. You should read this pricing supplement carefully.
This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors” herein, “Additional Risk Factors Specific to the Notes” in the product supplement and “Risk Factors” in the prospectus, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Notes. You may access these documents on the U.S. Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if that address has changed, by reviewing our filings for the relevant date on the SEC website):
■	Prospectus dated February 26, 2025:
http://www.sec.gov/Archives/edgar/data/947263/000119312525036639/d931193d424b5.htm
■	Product Supplement MLN-ES-ETF-1 dated February 26, 2025:
http://www.sec.gov/Archives/edgar/data/947263/000114036125006132/ef20044456_424b3.htm
Our Central Index Key, or CIK, on the SEC website is 0000947263. As used in this pricing supplement, the “Bank,” “we,” “us,” or “our” refers to The Toronto-Dominion Bank and its subsidiaries.
We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

TD SECURITIES (USA) LLC	P-6

Additional Risk Factors
The Notes involve risks not associated with an investment in conventional debt securities. This section describes the most significant risks relating to the terms of the Notes. For additional information as to these risks, please see “Additional Risk Factors Specific to the Notes” in the product supplement and “Risk Factors” in the prospectus.
You should carefully consider whether the Notes are suited to your particular circumstances. Accordingly, investors should consult their investment, legal, tax, accounting and other advisors as to the risks entailed by an investment in the Notes and the suitability of the Notes in light of their particular circumstances.
Risks Relating to Return Characteristics
Your Investment in the Notes May Result in a Loss.
The Notes do not guarantee the return of the Principal Amount and investors may lose up to their entire investment in the Notes. Specifically, if the Final Price is less than the Principal Barrier Price, we will deliver to you at maturity a number of shares of the Reference Asset (with cash paid in lieu of any fractional share) per Note equal to the Share Delivery Amount, the value of which, as of the Final Valuation Date, will be less than 80.00% of the Principal Amount of your Notes.
If you receive the Share Delivery Amount, you are expected to suffer a loss on your investment based on the percentage decline in the price of the Reference Asset from the Initial Price to the Final Price. Additionally, in the event that the Final Price is less than the Principal Barrier Price, any decline in the price of the Reference Asset from the Final Valuation Date to the Maturity Date will cause your return on the Notes to be less than the return you would have received had we instead paid you an amount in cash equal to the value of the Share Delivery Amount calculated as of the Final Valuation Date.
The Potential Positive Return on the Notes Is Limited to the Coupon Payments Paid on the Notes Regardless of Any Appreciation in the Price of the Reference Asset.
The potential positive return on the Notes is limited to the Coupon Payments paid, meaning any positive return on the Notes will be composed solely of the sum of the Coupon Payments paid over the term of the Notes. Therefore, if the appreciation of the Reference Asset exceeds the sum of the Coupon Payments actually paid on the Notes, the return on the Notes will be less than the return on a direct investment in the Reference Asset or in a security directly linked to the positive performance of the Reference Asset.
Your Return May Be Less than the Return on a Conventional Debt Security of Comparable Maturity.
The return that you will receive on your Notes, which could be negative, may be less than the return you could earn on other investments. Even if your return on the Notes is positive, your return may be less than the return you would earn if you bought a conventional, interest-bearing senior debt security of TD of comparable maturity. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.
The Return on Your Notes May Change Significantly Despite Only a Small Change in the Price of the Reference Asset
If the Final Price is less than the Principal Barrier Price, you will receive a number of shares of the Reference Asset (with cash paid in lieu of any fractional share) per Note equal to the Share Delivery Amount, the value of which, as of the Final Valuation Date, will be less than the Principal Amount of your Notes and you could lose all or a substantial portion of your investment in the Notes. This means that while a decrease in the Final Price to the Principal Barrier Price will not result in a loss of the Principal Amount on the Notes, a decrease in the Final Price to less than the Principal Barrier Price will result in a loss of a significant portion of the Principal Amount of the Notes despite only a small change in the price of the Reference Asset.
The Payment at Maturity is Not Linked to the Price of the Reference Asset at Any Time Other Than on the Final Valuation Date.
The Payment at Maturity will be based on the Final Price of the Reference Asset only on the Final Valuation Date. The Payment at Maturity may be significantly less than it would have been had the Notes been linked to the Closing Price of the Reference Asset on a date other than the Final Valuation Date. Although the actual price of the Reference Asset at other times during the term of the Notes may be higher than the price on the Final Valuation Date, the Payment at Maturity will be based solely on the Final Price of the Reference Asset on the Final Valuation Date.
The Coupon Payment Will Reflect, in Part, the Volatility of the Reference Asset and May Not Be Sufficient to Compensate You for the Risk of Loss at Maturity.
Generally, the higher the Reference Asset’s volatility, the more likely it is that the Final Price of the Reference Asset could be less than the Principal Barrier Price on the Final Valuation Date. Volatility means the magnitude and frequency of changes in the price of the Reference Asset. This greater risk will generally be reflected in a higher Coupon Payment for the Notes than the interest rate payable on our conventional debt securities with a comparable term. However, while the Coupon Payment is set on the Pricing Date, the Reference Asset’s volatility can change significantly over the term of the Notes, and may increase. The price of the Reference Asset could fall sharply on the Final Valuation Date, resulting in a significant or entire loss of principal.

TD SECURITIES (USA) LLC	P-7

The Return on Your Notes Will Not Reflect, and You Will Not Be Entitled to Any Dividends or Other Distributions on, the Reference Asset.
The Notes are our debt securities. They are not equity instruments, shares of stock, or securities of any other issuer. Unless and until you receive the Share Delivery Amount on the Maturity Date, investing in the Notes will not make you a holder of shares of the Reference Asset. You will not have any voting rights, any rights to receive dividends or other distributions or any rights against the issuer of the Reference Asset (the “Reference Asset Issuer”). As a result, the return on your Notes may not reflect the return you would realize if you actually owned shares of the Reference Asset and received any dividends paid or other distributions made in connection with them.
Risks Relating to Characteristics of the Reference Asset
There Are Single Stock Risks Associated With the Reference Asset.
The price of the Reference Asset can rise or fall sharply due to factors specific to the Reference Asset and the Reference Asset Issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general market volatility and levels, interest rates and economic and political conditions. You, as an investor in the Notes, should make your own investigation into the Reference Asset and the Reference Asset Issuer. For additional information, see “Information Regarding the Reference Asset” herein. We urge you to review financial and other information filed periodically by the Reference Asset Issuer with the SEC.
We Do Not Control the Reference Asset Issuer and Are Not Responsible for Any of its Disclosures.
Neither we nor any of our affiliates have the ability to control the actions of the Reference Asset Issuer and have not conducted any independent review or due diligence of any information related to the Reference Asset or the Reference Asset Issuer. We are not responsible for the Reference Asset Issuer’s public disclosure of information on itself or the Reference Asset, whether contained in SEC filings or otherwise. You should make your own investigation into the Reference Asset Issuer.
The Final Valuation Date and the Maturity Date Are Subject to Market Disruption Events and Postponements.
The Final Valuation Date and the Maturity Date are subject to postponement due to the occurrence of one or more market disruption events. For a description of what constitutes a market disruption event as well as the consequences of that market disruption event, see “General Terms of the Notes — Market Disruption Events” in the product supplement and “Summary — Final Valuation Date” herein.
Risks Relating to Estimated Value and Liquidity
TD’s Initial Estimated Value of the Notes at the Time of Pricing (When the Terms of Your Notes Are Set on the Pricing Date) is Expected to Be Less Than the Public Offering Price of the Notes.
TD’s initial estimated value of the Notes is only an estimate. TD’s initial estimated value of the Notes is expected to be less than the public offering price of the Notes. The difference between the public offering price of the Notes and TD’s initial estimated value reflects costs and expected profits associated with selling and structuring the Notes, as well as hedging its obligations under the Notes with a third party. Because hedging our obligations entails risks and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or a loss.
TD’s and TDS’s Estimated Value of the Notes Are Determined By Reference to TD’s Internal Funding Rates and Are Not Determined By Reference to Credit Spreads or the Borrowing Rate TD Would Pay for its Conventional Fixed-Rate Debt Securities.
TD’s initial estimated value of the Notes and TDS’s estimated value of the Notes at any time are determined by reference to TD’s internal funding rate. The internal funding rate used in the determination of the estimated value of the Notes generally represents a discount from the credit spreads for TD’s conventional fixed-rate debt securities and the borrowing rate TD would pay for its conventional fixed-rate debt securities. This discount is based on, among other things, TD’s view of the funding value of the Notes as well as the higher issuance, operational and ongoing liability management costs of the Notes in comparison to those costs for TD’s conventional fixed-rate debt, as well as estimated financing costs of any hedge positions, taking into account regulatory and internal requirements. If the interest rate implied by the credit spreads for TD’s conventional fixed-rate debt securities, or the borrowing rate TD would pay for its conventional fixed-rate debt securities were to be used, TD would expect the economic terms of the Notes to be more favorable to you. Additionally, assuming all other economic terms are held constant, the use of an internal funding rate for the Notes is expected to increase the estimated value of the Notes at any time.
TD’s Initial Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ From Others’ (Including TDS’s) Estimates.
TD’s initial estimated value of the Notes is determined by reference to its internal pricing models when the terms of the Notes are set. These pricing models take into account a number of variables, such as TD’s internal funding rate on the Pricing Date, and are based on a number of assumptions as discussed further under “Additional Information Regarding the Estimated Value of the Notes” herein. Different pricing models and assumptions (including the pricing models and assumptions used by TDS) could provide valuations for the Notes that are different from, and perhaps materially less than, TD’s initial estimated value. Therefore, the price at which TDS would buy or sell your Notes (if TDS makes a market, which it is not obligated to do) may be materially less than TD’s initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.

TD SECURITIES (USA) LLC	P-8

The Estimated Value of the Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, If Any, and Such Secondary Market Prices, If Any, Will Likely Be Less Than the Public Offering Price of Your Notes and May Be Less Than the Estimated Value of Your Notes.
The estimated value of the Notes is not a prediction of the prices at which TDS, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time, if any, will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than the estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs and expected profits associated with selling and structuring the Notes, as well as hedging our obligations under the Notes, secondary market prices of your Notes will likely be less than the public offering price of your Notes. As a result, the price at which TDS, other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be less than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.
The Temporary Price at Which TDS May Initially Buy the Notes in the Secondary Market May Not Be Indicative of Future Prices of Your Notes.
Assuming that all relevant factors remain constant after the Pricing Date, the price at which TDS may initially buy or sell the Notes in the secondary market (if TDS makes a market in the Notes, which it is not obligated to do) may exceed the estimated value of the Notes on the Pricing Date, as well as the secondary market value of the Notes, for a temporary period after the Pricing Date of the Notes, as discussed further under “Additional Information Regarding the Estimated Value of the Notes.” The price at which TDS may initially buy or sell the Notes in the secondary market may not be indicative of future prices of your Notes.
The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors.
When we refer to the market value of your Notes, we mean the value that you could receive for your Notes if you chose to sell them in the open market before the Maturity Date. A number of factors, many of which are beyond our control, will influence the market value of your Notes, including:
•	the price of the Reference Asset;
•	the volatility – i.e., the frequency and magnitude of changes – in the price of the Reference Asset;
•	the dividend rates of the Reference Asset, if applicable;
•
economic, financial, regulatory and political, military, public health or other events that may affect stock markets generally and the market segment of which the Reference Asset is a part, and which may affect the market price of the Reference Asset;

•	interest rates and yield rates in the market;
•	the time remaining until your Notes mature; and
•	our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.
These factors will influence the price you will receive if you sell your Notes before maturity, including the price you may receive for your Notes in any market-making transaction. If you sell your Notes prior to maturity, you may receive less than the Principal Amount of your Notes.
The future prices of the Reference Asset cannot be predicted. The actual change in the price of the Reference Asset over the term of the Notes, as well as the Payment at Maturity, may bear little or no relation to the hypothetical historical Closing Prices of the Reference Asset or to the hypothetical examples shown elsewhere in this pricing supplement.
There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses.
There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange or electronic communications network. TDS and our affiliates may make a market for the Notes; however, they are not required to do so. TDS and our affiliates may stop any market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your Notes in any secondary market could be substantial.
If you sell your Notes before the Maturity Date, you may have to do so at a substantial discount from the public offering price irrespective of the price of the Reference Asset and, as a result, you may suffer substantial losses.
If the Price of the Reference Asset Changes, the Market Value of Your Notes May Not Change in the Same Manner.
Your Notes may trade quite differently from the performance of the Reference Asset. Changes in the price of the Reference Asset may not result in a comparable change in the market value of your Notes. Even if the price of the Reference Asset increases above the Initial Price during the term of the Notes, the market value of your Notes may not increase by the same amount and could decline.
Risks Relating to Hedging Activities and Conflicts of Interest

TD SECURITIES (USA) LLC	P-9

The Agent Discount, if Any, Offering Expenses and Certain Hedging Costs Are Likely to Adversely Affect Secondary Market Prices.
Assuming no changes in market conditions or any other relevant factors, the price, if any, at which you may be able to sell the Notes will likely be less than the public offering price. The public offering price includes, and any price quoted to you is likely to exclude, any underwriting discount paid in connection with the initial distribution, offering expenses as well as the cost of hedging our obligations under the Notes. In addition, any such price is also likely to reflect any  dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction. In addition, if the dealer from which you purchase Notes, or one of its affiliates, is to conduct hedging activities for us in connection with the Notes, that dealer, or one of its affiliates, may profit in connection with such hedging activities and such profit, if any, will be in addition to any compensation that the dealer receives for the sale of the Notes to you. You should be aware that the potential for the dealer or one of its affiliates to earn fees in connection with hedging activities may create a further incentive for the dealer to sell the Notes to you in addition to any compensation they would receive for the sale of the Notes.
Trading and Business Activities by TD and Our Affiliates May Adversely Affect the Market Value of, and Any Amount Payable on, the Notes.
TD and our affiliates may hedge our obligations under the Notes by purchasing securities, futures, options or other derivative instruments with returns linked or related to changes in the price of the Reference Asset, and we or they may adjust these hedges by, among other things, purchasing or selling any of the foregoing at any time. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of, and any amount payable on, the Notes declines. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the performance of the Reference Asset.
These trading activities may present a conflict between the holders’ interest in the Notes and the interests we and our affiliates will have in our or their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our or their customers’ accounts and in accounts under our or their management. These trading activities could be adverse to the interests of the holders of the Notes.
We and our affiliates may, at present or in the future, engage in business with the Reference Asset Issuer, including making loans to or providing advisory services to the Reference Asset Issuer. These services could include investment banking and merger and acquisition advisory services. These business activities may present a conflict between us and our affiliates’ obligations, and your interests as a holder of the Notes. Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Asset or the Reference Asset Issuer. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any of these business activities by us or one or more of our affiliates may affect the price of the Reference Asset and, therefore, the market value of, and any amount payable on, the Notes.
There Are Potential Conflicts of Interest Between You and the Calculation Agent.
The Calculation Agent will, among other things, determine the Payment at Maturity on the Notes. We will serve as the Calculation Agent and may appoint a different Calculation Agent after the Issue Date without notice to you. The Calculation Agent will exercise its judgment when performing its functions and may take into consideration our ability to unwind any related hedges. Because this discretion by the Calculation Agent may affect payments on the Notes, the Calculation Agent may have a conflict of interest if it needs to make any such decision. For example, the Calculation Agent may have to determine whether a market disruption event affecting the Reference Asset has occurred, and make certain adjustments if certain events occur, which may, in turn, depend on the Calculation Agent’s judgment whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. Because this determination by the Calculation Agent will affect the payment on the Notes, the Calculation Agent may have a conflict of interest if it needs to make a determination of this kind. For additional information as to the Calculation Agent’s role, see “General Terms of the Notes — Role of Calculation Agent” in the product supplement.
You Will Have Limited Anti-Dilution Protection.
The Calculation Agent may adjust the Initial Price, and therefore the Principal Barrier Price and Share Delivery Amount, for stock splits, reverse stock splits, stock dividends, extraordinary dividends and other events that affect the Reference Asset, but only in the situations we describe in “Additional Terms of the Notes — Anti-Dilution Adjustments” herein. The Calculation Agent will not be required to make an adjustment for every event that may affect the Reference Asset. Notwithstanding the Calculation Agent’s ability to make adjustments to the terms of the Notes and the Reference Asset, those events or other actions affecting the Reference Asset, the Reference Asset Issuer or a third party may nevertheless adversely affect the price of the Reference Asset and therefore, adversely affect the market value of, and return on, your Notes.

TD SECURITIES (USA) LLC	P-10

Risks Relating to General Credit Characteristics
Investors Are Subject to TD’s Credit Risk, and TD’s Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes.
Although the return on the Notes will depend on the performance of the Reference Asset, the payment of any amount due on the Notes is subject to TD’s credit risk. The Notes are TD’s unsecured debt obligations. Investors are dependent on TD’s ability to pay all amounts due on the Notes and, therefore, investors are subject to the credit risk of TD and to changes in the market’s view of TD’s creditworthiness. Any decrease in TD’s credit ratings or increase in the credit spreads charged by the market for taking TD’s credit risk is likely to adversely affect the market value of the Notes. If TD becomes unable to meet its financial obligations as they become due, investors may not receive any amounts due under the terms of the Notes
Risks Relating to Canadian and U.S. Federal Income Taxation
Significant Aspects of the Tax Treatment of the Notes Are Uncertain.
The U.S. tax treatment of the Notes is uncertain. Please read carefully the section entitled “Material U.S. Federal Income Tax Consequences” herein and in the product supplement. You should consult your tax advisor as to the tax consequences of your investment in the Notes.
For a discussion of the Canadian federal income tax consequences of investing in the Notes, please see the discussion herein under “Canadian Taxation” and the further discussion herein under “Summary”. If you are not a Non-resident Holder (as that term is defined under “Canadian Taxation” herein) for Canadian federal income tax purposes or if you acquire the Notes in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the Notes and receiving the payments that might be due under the Notes.
General Risk Factors
We May Sell an Additional Aggregate Principal Amount of the Notes at a Different Public Offering Price.
At our sole option, we may decide to sell an additional aggregate Principal Amount of the Notes subsequent to the date of the final pricing supplement. The public offering price of the Notes in the subsequent sale may differ substantially (higher or lower) from the original public offering price you paid as provided on the cover of the final pricing supplement.

TD SECURITIES (USA) LLC	P-11

Hypothetical Returns
The following examples set out below are included for illustration purposes only. They should not be taken as an indication or prediction of future investment results and merely are intended to illustrate the impact that the various hypothetical Final Prices of the Reference Asset on the Final Valuation Date could have on the return on the Notes assuming all other variables remain constant. The actual terms of the Notes will be set on the Pricing Date.
The examples below are based on a range of Final Prices that are entirely hypothetical; the Final Price on the Final Valuation Date cannot be predicted. The Reference Asset has been highly volatile in the past — meaning that the price of the Reference Asset has changed considerably in relatively short periods — and its performance cannot be predicted for any future period.
The information in the following examples reflects hypothetical rates of return on the Notes assuming that they are purchased on the Issue Date at the Principal Amount and held to the Maturity Date. If you sell your Notes in a secondary market prior to the Maturity Date, your return will depend upon the market value of your Notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below, such as interest rates, the volatility of the Reference Asset and our creditworthiness. In addition, the estimated value of your Notes at the time the terms of your Notes are set on the Pricing Date is expected to be less than the original public offering price of your Notes. For more information on the estimated value of your Notes, see “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity — TD’s Initial Estimated Value of the Notes at the Time of Pricing (When the Terms of Your Notes Are Set on the Pricing Date) is Expected to Be Less Than the Public Offering Price of the Notes.” in this pricing supplement. The information in the examples also reflect the key terms and assumptions in the box below.
Key Terms and Assumptions
Term	18 months
Principal Amount	$10,000
Coupon Payment	$294.00 (up to 11.76% per annum)*
Principal Barrier Price	80.00% of the Initial Price
* The bottom of the Coupon Payment range specified herein. The actual Coupon Payment will be set on the Pricing Date
Neither a market disruption event nor a non-Trading Day occurs on the originally scheduled Final Valuation Date

No change in or affecting the Reference Asset.
Notes purchased on the issue date at the Principal Amount and held to the Maturity Date
Moreover, we have not yet set the Initial Price that will serve as the baseline for determining the Payment at Maturity, which will affect your return on the Notes. We will not do so until the Pricing Date. As a result, the actual Initial Price may differ substantially from the Closing Price of the Reference Asset prior to the Pricing Date.
For these reasons, the actual performance of the Reference Asset over the term of your Notes as well as the Payment at Maturity, may bear little relation to the hypothetical examples shown below or to the historical price of the Reference Asset shown elsewhere in this pricing supplement. For information about the historical prices of the Reference Asset during recent periods, see “Information Regarding the Reference Asset — Historical Information” below. Before investing in the offered Notes, you should consult publicly available information to determine the price of the Reference Asset between the date of this pricing supplement and the date of your purchase of the offered Notes.
Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your Notes, tax liabilities could affect the after-tax rate of return on your Notes to a comparatively greater extent than the after-tax return on the Reference Asset.

TD SECURITIES (USA) LLC	P-12

The Payment at Maturity we would pay for each $10,000 Principal Amount of your Notes will depend on the performance of Reference Asset on the Final Valuation Date, as shown in the table below. The table below does not include the final Coupon Payment and reflects the hypothetical Payment at Maturity that you could receive. The Closing Prices in the left column of the table below represent hypothetical Final Prices of the Reference Asset and are expressed as percentages of the Initial Price. The amounts in the right column of the table below represent the hypothetical Payment at Maturity, based on the corresponding hypothetical Final Price, and are expressed as percentages of the Principal Amount of a Note (rounded to the nearest thousandth of a percent). Thus, a hypothetical Payment at Maturity of 100.000% means that the value of the cash payment that we would pay for each $10,000 of the outstanding Principal Amount of the offered Notes on the Maturity Date would equal 100.000% of the Principal Amount of a Note, based on the corresponding hypothetical Final Price and the assumptions noted above.
Hypothetical Final Price (as Percentage of the Initial Price)	Hypothetical Payment at Maturity (as Percentage of Principal Amount)*

150.000%	100.000%
140.000%	100.000%
130.000%	100.000%
120.000%	100.000%
110.000%	100.000%
100.000%	100.000%
90.000%	100.000%
80.000%	100.000%
79.999%	79.999%**
70.000%	70.000%**
60.000%	60.000%**
50.000%	50.000%**
25.000%	25.000%**
0.000%	0.000%**
*	Does not include the final Coupon Payment
**
Represents the value of the Share Delivery Amount calculated as of the Final Valuation Date. In the event that the Final Price is less than the Principal Barrier Price, any decline in the price of the Reference Asset from the Final Valuation Date to the Maturity Date will cause your return on the Notes to be less than the return you would have received had we instead paid you an amount in cash equal to the value of the Share Delivery Amount, calculated as of the Final Valuation Date.

If, for example, the Final Price were determined to be 25.000% of the Initial Price, the value of the Share Delivery Amount as of the Final Valuation Date would be 25.000% of the Principal Amount of your Notes, as shown in the table above. As a result, if you purchased your Notes on the original issue date at the Principal Amount and held them to the Maturity Date, you would lose 75.000% of your investment (if you purchased your Notes at a premium to the Principal Amount you would lose a correspondingly higher percentage of your investment). If the Final Price were determined to be 0.000% of the Initial Price, you would lose 100.000% of your investment in the Notes. In addition, if the Final Price were determined to be 150.000% of the Initial Price, the Payment at Maturity that we would pay on your Notes would be limited to 100.000% of each $10,000 Principal Amount of your Notes, as shown in the table above. As a result, if you held your Notes to maturity, you would not benefit from any increase in the Final Price over the Initial Price.
The amounts payable on the Notes at maturity shown above are entirely hypothetical; they are based on hypothetical prices of the Reference Asset that may not be achieved on the Final Valuation Date and on assumptions that may prove to be erroneous. The actual market value of your Notes on the Maturity Date or at any other time, including any time you may wish to sell your Notes, may bear little relation to the hypothetical Payment at Maturity shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered Notes. The hypothetical Payment at Maturity on the Notes held to the Maturity Date in the examples above assume you purchased your Notes at their Principal Amount and have not been adjusted to reflect the actual original issue price you pay for your Notes. The return on your investment (whether positive or negative) in your Notes will be affected by the amount you pay for your Notes. If you purchase your Notes for a price other than the Principal Amount, the return on your investment will differ from, and may be significantly less than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors — Risks Relating to Estimated Value and Liquidity—The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” in this pricing supplement.
Payments on the Notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the Notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the Notes or the U.S. federal income tax treatment of the Notes, as described elsewhere in this pricing supplement.

TD SECURITIES (USA) LLC	P-13

We cannot predict the actual Final Price of the Reference Asset on the Final Valuation Date or what the market value of your Notes will be on any particular trading day, nor can we predict the relationship between the price of the Reference Asset and the market value of your Notes at any time prior to the Maturity Date. The actual Coupon Payment that you will receive on a Coupon Payment Date, the Payment at Maturity and the rate of return on the offered Notes will depend on the actual Initial Price and the actual Coupon Payment, which we will set on the Pricing Date, and the actual Final Price to be determined by the Calculation Agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, any amount of cash to be paid in respect of your Notes on a Coupon Payment Date or on the Maturity Date may be very different from the information reflected in the examples above.

TD SECURITIES (USA) LLC	P-14

Information Regarding the Reference Asset
The Reference Asset is registered with the SEC. Companies with securities registered with the SEC are required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at www.sec.gov. In addition, information regarding the Reference Asset may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents or any document incorporated herein by reference.
We have derived all information contained herein regarding the Reference Asset from publicly available information. Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any document incorporated herein by reference. TD has not undertaken an independent review or due diligence of any publicly available information regarding the Reference Asset. The Closing Prices for the Reference Asset may be adjusted by Bloomberg Professional® (“Bloomberg”) for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.
As an investor in the Notes, you should undertake such independent investigation of the Reference Asset Issuer as in your judgment is appropriate to make an informed decision with respect to an investment in the Notes.
NVIDIA Corporation
According to publicly available information, NVIDIA Corporation (“NVIDIA”) is a visual computing company that designs and develops graphics processing units and artificial intelligence. Information filed by NVIDIA with the SEC can be located by reference to its SEC file number: 000-23985, or its CIK Code: 0001045810. NVIDIA’s common stock is listed on the Nasdaq Global Select Market under the ticker symbol “NVDA”.
Historical Information
The graph below shows the daily historical Closing Prices of the Reference Asset from April 16, 2016 through April 16, 2026. We obtained the information regarding the historical performance of the Reference Asset in the graph below from Bloomberg.
The daily historical closing prices for the reference asset in the graph below have been adjusted for a 4-for-1 stock split that became effective before the market open on July 20, 2021 and a 10-for-1 stock split that became effective before the market open on June 10, 2024.
We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. The historical performance of the Reference Asset should not be taken as an indication of its future performance, and no assurance can be given as to the Final Price. We cannot give you any assurance that the performance of the Reference Asset will result in any positive return on your initial investment.
NVIDIA Corporation (NVDA)
PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

TD SECURITIES (USA) LLC	P-15

Material U.S. Federal Income Tax Consequences
The U.S. federal income tax consequences of your investment in the Notes are uncertain. No statutory, regulatory, judicial or administrative authority directly discusses how the Notes should be treated for U.S. federal income tax purposes. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion under “Material U.S. Federal Income Tax Consequences” in the product supplement and discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. This discussion, other than the section entitled “Non-U.S. Holders” below, applies to you only if you are a U.S. holder, as defined in the product supplement. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Notes, and the following discussion is not binding on the IRS.
U.S. Tax Treatment. Pursuant to the terms of the Notes, TD and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize each Note as consisting of two components for U.S. federal income tax purposes: (1) a non-contingent debt instrument (the “Debt Component”); and (2) a put option contract in respect of the Reference Asset (the “Put Option Component”). In accordance with this treatment, you agree to treat each coupon as consisting of (1) interest on the Debt Component and (2) put option premium on the Put Option Component as follows:
Per Annum Coupon Rate (to be determined on the Pricing Date)	Interest on Debt Component	Put Option Component
11.76% to 13.80% per annum	[●]%	[●]%
We intend to treat the Debt Component as having a term greater than one year, so that interest payments in respect of the Debt Component would be includable in income by you in accordance with your regular method of accounting for interest for U.S. federal income tax purposes.
Put option premium payments in respect of the Put Option Component would generally not be taxed until a sale or maturity of the Notes (including cash or physical settlement). At maturity, such payments would either be taxed as short-term capital gain if the principal amount is repaid in cash or would reduce the basis of any shares of the reference asset if you receive the share delivery amount (unless such receipt of shares is treated as a taxable settlement of the Notes, in which case the put option component premium will be included in the amount realized when determining gain or loss on such taxable settlement, as described below).
If you receive on the Maturity Date an amount in cash equal to the Principal Amount (other than any cash interest payment in respect of the Debt Component, which would be includable in income by you in the manner described above), you generally should not recognize gain or loss with respect to the Debt Component, and you generally should recognize the total put option premium received as short-term capital gain on the Maturity Date.
Upon the taxable disposition of the Notes for cash (other than cash settlement for an amount that is equal to the Principal Amount, other than any cash interest payment in respect of the Debt Component, which would be includible in income by you in the manner described above), you should allocate the cash received between the Debt Component and the Put Option Component on the basis of their respective values on the date of such taxable disposition. You should generally recognize gain or loss with respect to the Debt Component in an amount equal to the difference between the amount of the proceeds allocable to the Debt Component (less accrued and unpaid interest, which will be taxable as such) and your adjusted tax basis in the Debt Component (which generally will equal your purchase price for the Note). This gain or loss should be capital gain or loss and should be long-term capital gain or loss if you are treated as having held the Debt Component for more than one year at the time of such taxable disposition. If the Put Option Component has a positive value on the date of such taxable disposition, you should generally recognize short-term capital gain equal to the portion of the proceeds allocable to the Put Option Component plus any previously received put option premium. If the Put Option Component has a negative value on the date of such taxable disposition, you should generally be treated as having paid the buyer an amount equal to the negative value in order to assume your rights and obligations under the Put Option Component. In that case, you should recognize a short-term capital gain or loss in an amount equal to the difference between the total put option premium previously received and the amount of the payment deemed made by you with respect to the buyer’s assumption of the Put Option Component. The amount of the deemed payment will be added to the price allocated to the Debt Component in determining the gain or loss in respect of the Debt Component. The deductibility of capital losses by U.S. holders is subject to limitations.
This discussion does not address the U.S. federal income tax consequences of owning or disposing of any shares of the Reference Asset that you may receive at maturity in connection with your investment in the Notes. If your Notes are physically settled at maturity by delivery to you of shares of the Reference Asset, you may suffer adverse U.S. federal income tax consequences if you hold such shares. You should carefully review the potential tax consequences that are set forth in the prospectus for the Reference Asset. Further, you should consult your own tax advisors concerning the application of U.S. federal income and other tax laws to your beneficial ownership of any shares of the Reference Asset received at maturity.

TD SECURITIES (USA) LLC	P-16

If the Notes are physically settled, you should generally not recognize gain or loss with respect to the shares of the Reference Asset received at maturity (other than with respect to cash received in lieu of any fractional share). Consistent with this position, you should have an aggregate tax basis in the shares of the Reference Asset (including any fractional share for which cash is received) equal to your adjusted tax basis in the Notes, reduced by total put premium previously received, and should have a holding period in the shares of the Reference Asset beginning on the day after receipt of the Share Delivery Amount. With respect to any cash received in lieu of a fractional share of the Reference Asset, you should recognize capital gain or loss in an amount equal to the difference between the amount of that cash and the tax basis allocable to the fractional share. Alternatively, it is possible that receipt of the Share Delivery Amount is treated as a taxable settlement of the Notes followed by a purchase of the shares of the Reference Asset pursuant to the original terms of the Notes. If the receipt of the Share Delivery Amount is so treated, (i) you should recognize capital gain or loss equal to the difference between (x) the fair market value of the shares received at such time plus the cash you receive in lieu of any fractional share and the total put premium previously received and (y) the amount you paid for your Notes, (ii) you should take a basis in such shares in an amount equal to their fair market value at such time and (iii) your holding period in such shares would begin on the day after you beneficially receive such shares. Notwithstanding the foregoing, there is uncertainty regarding the tax treatments of the Notes if the Notes are physically settled to any extent, and the IRS or a court might not agree with the treatment described above. A different tax treatment could be adverse to you.
Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat your Notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could alternatively be treated for tax purposes as a single contingent payment debt instrument, or pursuant to some other characterization, such that the timing and character of your income from the Notes could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences — Alternative Treatments” in the product supplement.
Except to the extent otherwise required by law, TD intends to treat your Notes for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences” of the product supplement, unless and until such time as the Treasury and the IRS determine that some other treatment is more appropriate.
Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Notes. According to Notice 2008-2, the IRS and the Treasury are considering the appropriate tax treatment of holders of certain types of structured notes. Legislation has also been proposed in Congress that would require the holders of certain prepaid forward contracts to accrue income during the term of the transaction. Additionally, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments that, if it had been enacted, would have required instruments such as the Put Option Component of the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions. It is not clear whether the Notice applies to instruments such as the Notes. Furthermore, it is not possible to determine what guidance or legislation will ultimately result, if any, and whether such guidance or legislation will affect the tax treatment of the Notes.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the Notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. You should consult your tax advisor as to the consequences of the 3.8% Medicare tax.
Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their Notes if they do not hold their Notes in an account maintained by a financial institution and the aggregate value of their Notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its Notes and fails to do so.
Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the Notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.
Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.
Non-U.S. Holders. If you are a non-U.S. holder, subject to Section 897 of the Code and Section 871(m) of the Code, and FATCA, each as discussed below, you should generally not be subject to U.S. withholding tax with respect to payments on your Notes or to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes if you comply with certain certification and identification requirements as to your non-U.S. status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Subject to Section 897 of the Code and Section 871(m) of the Code, as discussed below, gain realized from the taxable disposition of the Notes generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.
If the Notes are physically settled by delivery to you of a number of shares of the Reference Asset, you may suffer adverse U.S. federal income tax consequences if you hold such shares. You may be subject to U.S. withholding tax on U.S.-source dividends in respect of such shares that you hold. Other adverse tax consequences are possible. You should carefully review the potential tax consequences to “non-U.S. holders” that are set forth in the prospectus for the Reference Asset and consult your tax advisor concerning the application of U.S. federal income tax laws (or the last of any other taxing jurisdiction) to your beneficial ownership of any shares received at maturity.

TD SECURITIES (USA) LLC	P-17

Section 897. We will not attempt to ascertain whether the Reference Asset Issuer would be treated as a “United States real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code. We also have not attempted to determine whether the Notes should be treated as “United States real property interests” (“USRPI”) as defined in Section 897 of the Code. If the Reference Asset Issuer and/or the Notes were so treated, certain adverse U.S. federal income tax consequences could possibly apply, including subjecting any gain to a non- U.S. holder in respect of a Note upon a taxable disposition of the Note to U.S. federal income tax on a net basis, and the proceeds from such a taxable disposition to a 15% withholding tax. Non-U.S. holders should consult their tax advisors regarding the potential treatment of the Reference Asset Issuer as a USRPHC and/or the Notes as USRPI.
Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2027.
Based on our determination that the Notes are not “delta-one” with respect to the Reference Asset, our special U.S. tax counsel is of the opinion that the Notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Notes are set. If withholding is required, we will not make payments of any additional amounts.
Nevertheless, after the date the terms are set, it is possible that your Notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the Reference Asset or your Notes, and following such occurrence your Notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Notes under these rules if you enter, or have entered, into certain other transactions in respect of the Reference Asset or the Notes. If you enter, or have entered, into other transactions in respect of the Reference Asset or the Notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Notes in the context of your other transactions.
Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Notes.
U.S. Federal Estate Tax Treatment of Non-U.S. Holders. A Note may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the Note at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the Notes at death.
Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical income, and the gross proceeds from a disposition of property of a type that can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Notes through a foreign entity) under the FATCA rules.
As discussed above, alternative characterizations of the Notes for U.S. federal income tax purposes are possible. Should an alternative characterization of the Notes cause payments with respect to the Notes to become subject to withholding tax, we (and/or the applicable withholding agent) will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts.

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Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required accrual of income on certain prepaid forward contracts prior to maturity, possibly in excess of coupons received.
Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Notes.
Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the Notes (including possible alternative treatments), as well as any tax consequences of the purchase, beneficial ownership and disposition of the Notes arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including that of TD).

TD SECURITIES (USA) LLC	P-19

Canadian Taxation
The following is, as of the date hereof, a summary of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations promulgated thereunder (collectively, the “Canadian Tax Act”) generally applicable to a holder who is an individual and who acquires beneficial ownership of a Note upon the initial issuance of the Note by TD pursuant to this offering document or common shares of TD or any of its affiliates on a conversion of a Note on a bail-in conversion (if applicable), and who, for purposes of the Canadian Tax Act and any applicable income tax treaty, at all relevant times, is not resident and is not deemed to be resident in Canada, and who, for purposes of the Canadian Tax Act, at all relevant times, (i) deals at arm’s length with, and is not affiliated with, TD, any affiliate of TD, and any Canadian resident (or deemed Canadian resident) to whom the holder assigns or otherwise transfers the Note, (ii) is entitled to receive all payments (including any interest, principal and dividends, if applicable) made on the Note as beneficial owner, (iii) is not, and deals at arm’s length with each person who is, a “specified shareholder” (within the meaning of subsection 18(5) of the Canadian Tax Act) of TD and each affiliate of TD, (iv) is not an entity in respect of which TD or any affiliate of TD is a “specified entity” (as defined in subsection 18.4(1) of the Canadian Tax Act); (v) holds the Note or common shares of TD or any of its affiliates as capital property, (vi) does not use or hold and is not deemed to use or hold the Note or common shares of TD or any of its affiliates in or in the course of carrying on a business in Canada or as part of an adventure or concern in the nature of trade and (vii) is not an insurer carrying on an insurance business in Canada and elsewhere (a “Non-resident Holder”).
This summary assumes that no amount paid or payable to a Non-resident Holder will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of paragraph 18.4(3)(b) of the Canadian Tax Act. This summary further assumes that no Note or property acquired on settlement of a Note will be “taxable Canadian property” to a Non-resident Holder for purposes of the Canadian Tax Act at the time of its disposition or deemed disposition.
This summary is based upon the current provisions of the Canadian Tax Act in force as of the date hereof. On January 29, 2026, the Department of Finance (Canada) released for consultation proposed amendments to the Canadian Tax Act (the “January 29 Tax Proposals”) that would amend certain provisions of the Canadian Tax Act with respect to “hybrid mismatch arrangements” and introduce other consequential amendments. This overview does not take into account the January 29 Tax Proposals, but otherwise takes into account all other specific proposals to amend the Canadian Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”) and the current administrative policies of the Canada Revenue Agency (“CRA”) published in writing by the CRA prior to the date hereof. This summary is not exhaustive of all possible Canadian federal income tax considerations relevant to an investment in Notes and, except for the Tax Proposals, does not take into account or anticipate any changes in law or CRA administrative policies, whether by way of legislative, governmental or judicial decision or action, nor does it take into account or consider any other federal tax considerations or any provincial, territorial or foreign tax considerations, which may differ materially from those discussed herein. While this summary assumes that the Tax Proposals will be enacted in the form proposed, no assurance can be given that this will be the case, and no assurance can be given that judicial, legislative or administrative changes will not modify or change the statements below.
The following is only a general summary of certain Canadian federal non-resident withholding and other tax provisions which may affect a Non-resident Holder of the Notes described in this offering document. This summary is not, and is not intended to be, and should not be construed to be, legal or tax advice to any particular Non-resident Holder and no representation with respect to the income tax consequences to any particular Non-resident Holder is made. Persons considering investing in Notes should consult their own tax advisors with respect to the tax consequences of acquiring, holding and disposing of Notes and any common shares of TD or any of its affiliates acquired on a bail-in conversion having regard to their own particular circumstances.
For the purposes of the Canadian Tax Act, all amounts not otherwise expressed in Canadian dollars must be converted into Canadian dollars based on the single day exchange rate as quoted by the Bank of Canada for the applicable day or such other rate of exchange that is acceptable to the Minister of National Revenue (Canada).
Notes
Interest (including amounts on account or in lieu of payment of, or in satisfaction of, interest) paid or credited, or deemed to be paid or credited, on a Note to a Non-resident Holder will not be subject to Canadian non-resident withholding tax unless all or any part of such interest is “participating debt interest”. “Participating debt interest” is defined in the Canadian Tax Act generally as interest (other than on a “prescribed obligation” described below) all or any portion of which is contingent or dependent on the use of or production from property in Canada or is computed by reference to revenue, profit, cash flow, commodity price or any other similar criterion or by reference to dividends paid or payable to shareholders of any class or series of shares of the capital stock of a corporation. A “prescribed obligation” for this

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purpose is an “indexed debt obligation”, as defined in the Canadian Tax Act, in respect of which no amount payable is: (a) contingent or dependent upon the use of, or production from, property in Canada, or (b) computed by reference to: (i) revenue, profit, cash flow, commodity price or any other similar criterion, other than a change in the purchasing power of money, or (ii) dividends paid or payable to shareholders of any class or series of shares of the capital stock of a corporation. An “indexed debt obligation” is a debt obligation the terms or conditions of which provide for an adjustment to an amount payable in respect of the obligation for a period during which the obligation was outstanding that is determined by reference to a change in the purchasing power of money.
In the event that a Note is redeemed, cancelled, purchased or repurchased by TD or any other person resident or deemed to be resident in Canada from a Non-resident Holder or is otherwise assigned or transferred by a Non-resident Holder to TD or another person resident or deemed to be resident in Canada for an amount which exceeds, generally, the issue price thereof, the excess may, in certain circumstances be deemed to be interest and may, together with any interest that has accrued or is deemed to have accrued on the Note to that time, be subject to Canadian non-resident withholding tax if all or any part of such interest or deemed interest is participating debt interest; unless, in certain circumstances, the Note is not an indexed debt obligation (described above) and was issued for an amount not less than 97% of its principal amount (as defined in the Canadian Tax Act), and the yield from the Note, expressed in terms of an annual rate (determined in accordance with the Canadian Tax Act) on the amount for which the Note was issued, does not exceed 4/3 of the interest stipulated to be payable on the Note, expressed in terms of an annual rate on the outstanding principal amount from time to time.
If applicable, the normal rate of Canadian non-resident withholding tax is 25% but such rate may be reduced under the terms of an applicable income tax treaty.
Generally, there are no other Canadian taxes on income (including taxable capital gains) payable by a Non-resident Holder under the Canadian Tax Act solely as a consequence of the acquisition, ownership or disposition of Notes by the Non-resident Holder.
Common Shares Acquired on a Bail-in Conversion
Dividends (including amounts on account or in lieu of payment of, or in satisfaction of, dividends) paid or credited or deemed to be paid or credited to a Non-resident Holder on any common shares of TD or common shares of an affiliate of TD that is a Canadian resident corporation will be subject to Canadian non-resident withholding tax of 25% but such rate may be reduced under the terms of an applicable income tax treaty.
A Non-resident Holder will not be subject to tax under the Canadian Tax Act on any capital gain realized on a disposition or deemed disposition of any common shares of TD or common shares of an affiliate of TD unless such shares constitute “taxable Canadian property” to the Non-resident Holder for purposes of the Canadian Tax Act at the time of their disposition, and such Non-resident Holder is not entitled to relief pursuant to the provisions of an applicable income tax treaty. Non-resident Holders should consult their own tax advisors with respect to their particular circumstances.

TD SECURITIES (USA) LLC	P-21

Additional Terms of the Notes
The sections “General Terms of the Notes — Delisting or Suspension of Trading in, or Change in Law Event Affecting, an Equity Security” and “— Anti-Dilution Adjustments” in the product supplement are replaced in its entirety with the below discussion.
Delisting or Suspension of Trading in an Equity Security
If a Reference Asset is delisted or trading of the Reference Asset is suspended on the primary exchange for such Reference Asset, and such Reference Asset is immediately re-listed or approved for trading on a successor exchange which is a major U.S. securities exchange registered under the Exchange Act, as determined by the Calculation Agent (a “successor exchange”), then such Reference Asset will continue to be deemed the Reference Asset. If the Reference Asset is not initially listed on a major U.S. securities exchange registered under the Exchange Act as determined by the Calculation Agent, the applicable pricing supplement will specify the applicable definition of a “successor exchange”.
If a Reference Asset is delisted or trading of such Reference Asset is suspended on the primary exchange for such Reference Asset, and such Reference Asset is not immediately re-listed or approved for trading on a successor exchange, then the Calculation Agent will deem the Closing Price of the applicable Reference Asset on the Trading Day immediately prior to its delisting or suspension to be the Closing Price of the applicable Reference Asset on each remaining Trading Day to, and including, the Final Valuation Date.
Notwithstanding these alternative arrangements, any delisting or suspension of trading in an equity security may adversely affect the market value of, and return on, the Notes.
Anti-Dilution Adjustments
The Initial Price, Principal Barrier Price, Share Delivery Amount and/or any other relevant term, as applicable (the “Applicable Price”), may be adjusted by the Calculation Agent if any of the dilution events described below occurs with respect to such Reference Asset after the applicable Pricing Date.
The Calculation Agent will adjust the Applicable Price for the affected Reference Asset as described below, but only if an event below under this section occurs with respect to such Reference Asset and the relevant event occurs during the period described under the applicable subsection. The Applicable Price for the affected Reference Asset may each be subject to the adjustments described below, independently and separately, with respect to the dilution events that affect the Reference Asset.
No such adjustments will be required unless such adjustments would result in a change of at least 0.1% to the Applicable Price.
If more than one anti dilution event requiring adjustment occurs with respect to the Applicable Price for the affected Reference Asset, the Calculation Agent will adjust that Applicable Price for each event, sequentially, in the order in which the events occur, and on a cumulative basis. Therefore, having adjusted the Applicable Price for the first event, the Calculation Agent will adjust the Applicable Price for the second event, applying the required adjustment to the Initial Price, Principal Barrier Price and/or any other relevant term, as applicable, as already adjusted for the first event, and so on for each event for the affected Reference Asset.
If an event requiring an anti dilution adjustment occurs, the Calculation Agent will make the adjustment with a view to offsetting, to the extent practical, any change in the economic position of the holder and us, relative to the affected Notes, that results solely from that event. Accordingly, the Calculation Agent may modify or make adjustments that differ from the anti dilution adjustments discussed herein as necessary to ensure an equitable result.

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Share Splits and Share Dividends
A share split is an increase in the number of a corporation’s outstanding shares without any change in its shareholders’ equity. When a corporation pays a share dividend, it issues additional shares of its stock to all holders of its outstanding shares in proportion to the shares they own. Each outstanding share will be worth less as a result of a share split or share dividend.
If a Reference Asset is subject to a share split or receives a share dividend, then the Calculation Agent will adjust the Share Delivery Amount before the share split or share dividend by multiplying the prior Share Delivery Amount by, and will adjust the Initial Price, Principal Barrier Price and/or any other relevant term, as applicable, by dividing the prior Initial Price, Principal Barrier Price and/or any other relevant term, as applicable, before the share split or share dividend, by the number equal to: (1) the number of shares of such Reference Asset outstanding immediately after the share split or share dividend becomes effective; divided by (2) the number of shares of such Reference Asset outstanding immediately before the share split or share dividend becomes effective. The Initial Price, Principal Barrier Price and/or any other relevant term, as applicable, will not be adjusted, however, unless:
•
in the case of a share split, the first day on which the affected Reference Asset trades without the right to receive the share split occurs after the Pricing Date and on or before the Final Valuation Date; or

•	in the case of a share dividend, the ex dividend date occurs after the Pricing Date and on or before the Final Valuation Date.
The ex dividend date for any dividend or other distribution with respect to the affected Reference Asset is the first day on which such Reference Asset trades without the right to receive that dividend or other distribution.
Reverse Share Splits
A reverse share split is a decrease in the number of a corporation’s outstanding shares without any change in its shareholders’ equity. Each outstanding share will be worth more as a result of a reverse share split.
If a Reference Asset is subject to a reverse share split, then the Calculation Agent will adjust the Share Delivery Amount by dividing the prior Share Delivery Amount by,  and will adjust the Initial Price, Principal Barrier Price and/or any other relevant term, as applicable, by multiplying the prior Initial Price, Principal Barrier Price and/or any other relevant term, as applicable, of such Reference Asset by, a number equal to: (1) the number of shares of the Reference Asset outstanding immediately before the reverse share split becomes effective; divided by (2) the number of shares of the Reference Asset outstanding immediately after the reverse share split becomes effective. The Applicable Price will not be adjusted, however, unless the reverse share split becomes effective after the Pricing Date and on or before the Final Valuation Date.
Extraordinary Dividends
A distribution or dividend on a Reference Asset will be deemed to be an extraordinary dividend if the Calculation Agent determines that its per share value exceeds that of the immediately preceding non-extraordinary dividend, if any, by an amount equal to at least 10% of the Closing Price of such Reference Asset (as adjusted for any subsequent corporate event requiring an adjustment hereunder, such as a stock split or reverse stock split) on the Trading Day before the ex-dividend date. The Calculation Agent will determine if the dividend is an extraordinary dividend and, if so, the amount of the extraordinary dividend. Each outstanding share will be worth less as a result of an extraordinary dividend.
If any extraordinary dividend occurs with respect to a Reference Asset, the Calculation Agent will adjust the Share Delivery Amount by multiplying the prior Share Delivery Amount by, and will adjust the Initial Price, Principal Barrier Price and/or any other relevant term, as applicable, of such Reference Asset by dividing the prior Initial Price, Principal Barrier Price and/or any other relevant term, as applicable, by, the ratio the amount by which the Closing Price of such Reference Asset on the Trading Day before the ex dividend date exceeds the extraordinary dividend amount to the Closing Price of such Reference Asset on the Trading Day before the ex dividend date.
If any extraordinary dividend occurs with respect to a Reference Asset, the Applicable Price will not be adjusted, however, unless the ex dividend date occurs after the Pricing Date and on or before the Final Valuation Date.
The extraordinary dividend amount with respect to an extraordinary dividend for the Reference Asset equals:
•
for an extraordinary dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary dividend per share of the Reference Asset minus the amount per share of the immediately preceding dividend, if any, that was not an extraordinary dividend for the Reference Asset; or

•	for an extraordinary dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of the extraordinary dividend.

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To the extent an extraordinary dividend is not paid in cash, the value of the non cash component will be determined by the Calculation Agent. A distribution on the Reference Asset that is a share dividend, an issuance of transferable rights or warrants or a spin off event and also an extraordinary dividend will result in an adjustment to the Initial Price, Principal Barrier Price and/or any other relevant term, as applicable, only as described under “— Share Splits and Share Dividends” above, “—Transferable Rights and Warrants” below or “— Reorganization Events” below, as the case may be, and not as described here.
Transferable Rights and Warrants
If a Reference Asset Issuer issues transferable rights or warrants to all holders of such Reference Asset to subscribe for or purchase such Reference Asset at an exercise price per share that is less than the Closing Price of such Reference Asset on the Trading Day before the ex dividend date for the issuance, then the Calculation Agent may adjust the Applicable Price of such Reference Asset as the Calculation Agent determines appropriate to account for the economic effect of such issuance, and may reference, without limitation, any adjustment(s) to options contracts on the affected Reference Asset in respect of such issuance of transferable rights or warrants made by the Options Clearing Corporation, or any other equity derivatives clearing organization or exchange.
The Applicable Price will not be adjusted for such affected Reference Asset, however, unless the ex dividend date described above occurs after the Pricing Date and on or before the Final Valuation Date.
Reorganization Events
If a Reference Asset Issuer undergoes a reorganization event in which property other than the Reference Asset—e.g., cash and securities of another issuer (“distribution property”)—is distributed in respect of such Reference Asset, then such distribution property will be deemed to be the Reference Asset and, for purposes of calculating the price of such Reference Asset, the Calculation Agent will determine the value of such distribution property distributed in respect of one share of such Reference Asset.
Each of the following is a reorganization event with respect to the Reference Asset:
•	the Reference Asset is reclassified or changed, including, without limitation, as a result of the issuance of tracking stock by the Reference Asset Issuer;
•
the Reference Asset Issuer has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but substantially all the outstanding shares are exchanged for or converted into other property;

•	a statutory share exchange involving the outstanding shares and the securities of another entity occurs, other than as part of an event described in the two bullet points above;
•	the Reference Asset Issuer sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity;
•
the Reference Asset Issuer effects a spin‑off—that is, issues to all holders of the Reference Asset equity securities of another issuer, other than as part of an event described in the four bullet points above;

•	the Reference Asset Issuer is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law; or
•	another entity completes a tender or exchange offer for all or substantially all of the outstanding shares of the Reference Asset Issuer.
Notwithstanding the foregoing or the discussion below under “— Valuation of Distribution Property”, if a Reference Asset Issuer or any successor entity becomes subject to a merger or consolidation with the Bank or any of its affiliates (an “issuer merger event”), then the Calculation Agent will deem the Closing Price of the original Reference Asset on the Trading Day immediately prior to the announcement date of the issuer merger event, as applicable, to be the Closing Price of the Reference Asset on each remaining Trading Day to, and including, the Final Valuation Date.
Valuation of Distribution Property
If a reorganization event occurs with respect to a Reference Asset, then the Calculation Agent will determine the Closing Price of the affected Reference Asset by reference to the distribution property (as discussed below). The Calculation Agent will not make any determination for a reorganization event, however, unless the event becomes effective (or, if the

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event is a spin‑off, unless the ex‑dividend date for the spin‑off occurs) after the Pricing Date and on or before the Final Valuation Date.
For the purpose of making a determination required by a reorganization event, the Calculation Agent will determine the value of each type of distribution property. For any distribution property consisting of a security, the Calculation Agent will use the closing price for the security on the relevant date. The Calculation Agent may value other types of property in any manner it determines to be appropriate. If a holder of the affected Reference Asset may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder that makes no election, as determined by the Calculation Agent.
If the distribution property consists of a security, the Calculation Agent will make further adjustments to the distribution property for later events that affect such security in determining the closing price. The Calculation Agent will do so to the same extent that it would make determinations if the affected security were the original Reference Asset and were affected by the same kinds of events.
For example, if the Reference Asset Issuer merges into another company and each share of the Reference Asset is converted into the right to receive two common shares of the surviving company and a specified amount of cash, then on the Final Valuation Date the Closing Price of a share of the Reference Asset will be determined to equal the value of the two common shares of the surviving company plus the specified amount of cash. The Calculation Agent will further determine the common share component of such Closing Price to reflect any later share split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described elsewhere herein as if the common shares were the Reference Asset. In that event, the cash component will not be redetermined but will continue to be a component of the Closing Price.
When we refer to distribution property, we mean the cash, securities and other property distributed in a reorganization event in respect of the affected Reference Asset or in respect of whatever securities whose value determines the Closing Price on the Final Valuation Date, if applicable, if any adjustment resulting from a reorganization event has been made in respect of a prior event. In the case of a spin‑off, the distribution property also includes the Reference Asset in respect of which the distribution is made.
In this pricing supplement, when we refer to a Reference Asset, we mean any distribution property that is distributed in a reorganization event in respect of the affected Reference Asset. Similarly, when we refer to a Reference Asset Issuer, we also mean any successor entity in a reorganization event.
Non-U.S. Distribution Property
If the distribution property consists of one or more securities issued by a non-U.S. company and quoted and traded in a non-U.S. currency (the “non-U.S. securities”), then for all purposes, including the determination of the value of the distribution property (which may be affected by the closing price of the non-U.S. securities) on the Final Valuation Date the Calculation Agent will convert the closing price of such non-U.S. securities as of the relevant date of determination into U.S. dollars using the then-applicable exchange rate as it determines.

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Supplemental Plan of Distribution (Conflicts of Interest)
We have appointed TDS, an affiliate of TD, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, TDS will purchase the Notes from TD at the public offering price less any underwriting discount set forth on the cover page of this pricing supplement for distribution to other registered broker-dealers.
We or one of our affiliates will also pay a fee to iCapital Markets LLC, a broker-dealer in which an affiliate of Goldman Sachs & Co. LLC, who is acting as a dealer in connection with the distribution of the Notes, holds an indirect minority equity interest, for services it is providing in connection with this offering. TD will reimburse TDS for certain expenses in connection with its role in the offer and sale of the Notes, and TD will pay TDS a fee in connection with its role in the offer and sale of the Notes.
We expect that delivery of the Notes will be made against payment for the Notes on the Issue Date, which is the third (3rd) Business Day following the Pricing Date (this settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one Business Day (“T+1”), unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the Notes occurs more than one Business Day from the Pricing Date, purchasers who wish to trade the Notes more than one Business Day prior to the Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.
Conflicts of Interest. TDS is an affiliate of TD and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, TD will receive the net proceeds from the initial public offering of the Notes, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. TDS is not permitted to sell Notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.
We, TDS or any of our affiliates may use this pricing supplement in the initial sale of the Notes. In addition, we, TDS or any of our affiliates may use this pricing supplement in a market-making transaction in a Note after its initial sale. If a purchaser buys the Notes from us, TDS or any of our affiliates, this pricing supplement is being used in a market-making transaction unless we, TDS or any of our affiliates informs such purchaser otherwise in the confirmation of sale.
Prohibition on Sales to EEA Retail Investors
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129, as amended. Consequently no key information document required by Regulation (EU) No 1286/2014 (the “EU PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.
Prohibition on Sales to United Kingdom Retail Investors
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (the “EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA. Consequently no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

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